SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                      ____________________

                            FORM 8-K

        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                   THE SECURITIES ACT OF 1934

  Date of Report (Date of earliest event reported): January 18, 2001

                       ___________________

                Fechtor, Detwiler, Mitchell & Co.
       (Exact name of registrant as specified in charter)


      Delaware                     0-12926                95-2627415
(State of other jurisdiction   (Commission File     (I.R.S. Employer
incorporation or organization)     Number)          Identification No.)

  225 Franklin Street, 20th Floor,  Boston, Massachusetts 02110
 (Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code: 617-451-0100

ITEM 5.   OTHER EVENTS
-------   ------------

	On January 18, 2001, the Company announced that it has received notice from Nasdaq that the Company's common stock will be listed on The Nasdaq SmallCap Market ("SCM") pursuant to an exception to the bid price requirement effective January 19, 2001 and, unless extended, ending no later than April 11, 2001. For the duration of the exception period, the Company's Nasdaq symbol will be FEDMC. As previously reported, the Company had been informed by Nasdaq that it may no longer meet continued listing requirements on the SCM.

     The Company had a hearing with the Nasdaq Listing
Qualifications Panel on December 19, 2000. The hearing panel, in a notice received by the Company, stated that "the Company presented a definitive plan that should enable it to evidence compliance with all requirements for listing on The Nasdaq
SmallCap Market within a reasonable period of time and to sustain compliance with those requirements over the long term."

     On or before March 28, 2001, the Company must demonstrate a closing bid price of at least $1.00 per share; thereafter, the Company's closing bid price must meet or exceed $1.00 per share for a minimum of ten consecutive trading days. In the event the Company is deemed to have met the terms of the exception, its common stock will continue to be listed on the SCM and the symbol will be returned to FEDM.

     The Company also announced that it would seek stockholder approval at the March 26, 2001 Annual Meeting of stockholders to effect a one-for-four reverse split of its common stock. If approved by stockholders, approximately 2.6 million common shares
will be outstanding.   The Company believes a reverse split will
initially result in an increase of the bid price for the Company's common stock to over $1.00 per share. However, there can be no assurance that the bid price for the common stock would increase to over $1.00 per share or remain at $1.00 per share for the required period or that the Company would otherwise be able to maintain listing on the SCM.

     A copy of the press release concerning this announcement is attached to this Report as Exhibit 28.1 and is hereby incorporated by reference.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS
-------   ---------------------------------

          (c)  Exhibits.

               The following exhibit is filed herewith:

                    28.1 Press Release dated January 18, 2001
                         announcing exception and reverse split.


                           SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                         FECHTOR, DETWILER, MITCHELL & CO.

Dated:  January 19, 2001           By:  /s/ Robert E. Jeffords
                                       -------------------------
                                        Robert E. Jeffords
                                        Assistant Secretary

                             EXHIBIT 28.1

---------------------------------------------------------------------
NEWS RELEASE                                                    FEDM
---------------------------------------------------------------------

              FECHTOR, DETWILER, MITCHELL & CO. ANNOUNCES
       EXCEPTION TO NASDAQ SMALLCAP MARKET LISTING REQUIREMENTS

BOSTON, MA - (January 18, 2001) - Fechtor, Detwiler, Mitchell & Co. (NASDAQ: FEDM; PCX: FDE) today announced that it has received notice from Nasdaq that the Company's common stock will be listed on The Nasdaq SmallCap Market ("SCM") pursuant to an exception to the bid price requirement effective January 19, 2001 and, unless extended, ending no later than April 11, 2001. For the duration of the exception period, the Company's Nasdaq symbol will be FEDMC. As previously reported, the Company had been informed by Nasdaq that it may no longer meet continued listing requirements on the SCM.

     The Company had a hearing with the Nasdaq Listing Qualifications Panel on December 19, 2000. The hearing panel, in a notice received by the Company, stated that "the Company presented a definitive plan that should enable it to evidence compliance with all requirements for listing on The Nasdaq SmallCap Market within a reasonable period of time and to sustain compliance with those requirements over the long term."

     On or before March 28, 2001, the Company must demonstrate a closing bid price of at least $1.00 per share; thereafter, the Company's closing bid price must meet or exceed $1.00 per share for a minimum of ten consecutive trading days. In the event the Company is deemed to have met the terms of the exception, its common stock will continue to be listed on the SCM and the symbol will be returned to FEDM.

     The Company also announced that it would seek stockholder approval at the March 26, 2001 Annual Meeting of stockholders to effect a one-for-four reverse split of its common stock. If approved by stockholders, approximately 2.6 million common shares will be
outstanding.   The Company believes a reverse split will initially
result in an increase of the bid price for the Company's common stock to over $1.00 per share. However, there can be no assurance that the bid price for the common stock would increase to over $1.00 per share or remain at $1.00 per share for the required period or that the Company would otherwise be able to maintain listing on the SCM.

     Fechtor, Detwiler, Mitchell & Co. is the holding company for its principal operating subsidiary, Fechtor, Detwiler & Co., Inc., an investment banking, merchant banking and brokerage company headquartered in Boston, Massachusetts.

     Cautionary Statement regarding forward-looking statements:
Certain statements in this news release may contain forward-looking statements within the meaning of the Federal securities laws. Such statements should be considered in light of the risks and uncertainties associated with Fechtor, Detwiler, Mitchell & Co. and its operating subsidiaries, including those economic and market risks contained in the Fechtor, Detwiler, Mitchell & Co. Annual Report on Form 10-K, and other risks prevailing from time to time; all of which are subject to material changes and may cause actual results to vary materially from what had been anticipated.


                              [FEDM LOGO]
                    225 Franklin Street, 20th Floor
                           Boston, MA 02110
                            (617) 451-0100
                             Exhibit 28.2